EXHIBIT 10.5

QUAKER CHEMICAL CORPORATION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of July 1, 2008, by and between QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (the “Company”), and Michael F. Barry (the “Executive”).

WHEREAS, the Executive is presently employed by the Company in the capacity of Senior Vice President and Managing Director – North America;

WHEREAS, the Chief Executive Officer of the Company will retire effective October 3, 2008;

WHEREAS, the Company wishes the Executive to continue employment in his current capacity and provide additional services to ensure a smooth transition through October 3, 2008; and

WHEREAS, the Company wishes to employ the Executive as the Chief Executive Officer and President effective October 4, 2008;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. CAPACITY AND DUTIES

1.1 Employment. The Company employs the Executive and the Executive accepts employment by the Company for the period and upon the terms and conditions set forth below.

1.2 Capacity and Duties.

(a) The Executive shall continue to be employed by the Company as its Senior Vice President and Managing Director – North America through October 3, 2008. Effective as of July 1, 2008, the Executive shall perform such other duties as are assigned to him by the Board of Directors of the Company (the “Board”) in order to ensure a smooth transition in contemplation of the Chief Executive Officer’s retirement. Effective October 4, 2008, the Executive shall be employed by the Company as the Chief Executive Officer and President and shall perform all duties consistent with the positions of Chief Executive Officer and President as well as any other duties which are assigned to him by the Board which are commensurate with his position.

(b) The Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties set forth in this Agreement, in a manner which will faithfully and diligently further the business and interests of the Company, and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than the Company without the prior written consent of the Board, which consent may be granted or withheld in its sole discretion.

SECTION 2. TERM OF EMPLOYMENT

2.1 Term. The term of the Executive’s employment under this Agreement shall be 18 months commencing on July 1, 2008 and shall thereafter automatically be renewed from calendar year to calendar year unless and until either party shall give notice of his or its election to terminate the Executive’s employment at least 90 days prior to the end of the then-current term, unless earlier terminated as provided below (the “Term of Employment”).

SECTION 3. COMPENSATION AND BENEFITS

3.1 Base Salary. As compensation for the Executive’s services, the Company shall pay to the Executive a base salary at the annual rate of $450,000, payable in semi-monthly installments during the Term of Employment. The rate of base salary shall be reviewed and if merited, adjusted by the Board on an annual basis, starting in 2009.

3.2 Bonuses.

(a) GAIP. The Executive shall continue to participate in the Quaker Chemical Corporation 2001 Global Annual Incentive Plan (or any successor thereto) (“GAIP”) during the Term of Employment. For the performance period coinciding with the 2008 calendar year, the Executive’s bonus under GAIP shall be determined under the goals, mid/target bonus amount and maximum bonus amount established by the Compensation/Management Development Committee (the “Committee”) in the first quarter of 2008. For the performance period coinciding with the 2009 calendar year and subsequent performance periods, the Executive’s bonus under GAIP shall be a maximum of not less than 118% of base salary with a mid/target of not less than 65% of base salary.

(b) Additional Bonuses. During the 2 1/2 month period ending March 15, 2009, the Executive shall be paid a cash bonus equal to the positive excess (if any) of (i) the bonus that would have been paid to the Executive under GAIP with respect to 2008 performance had the Executive’s maximum bonus been 118% of base salary and had the Executive’s mid/target been 65% of base salary, over (ii) the bonus actually paid to the Executive under GAIP with respect to 2008 performance. The Company may pay the Executive such other bonus or bonuses, if any, as the Board, in its sole discretion, shall determine.

3.3 Long-Term Incentives.

(a) One-Time Award. On July 1, 2008, an award of 15,000 shares of restricted stock shall be granted to the Executive under the Quaker Chemical Corporation 2006 Long-Term Performance Incentive Plan (the “2006 LTIP”). On each of the first five anniversaries of July 1, 2008, the Executive shall become vested with respect to 3,000 shares covered by the restricted stock award; provided, however, that the Executive shall forfeit any unvested shares of restricted stock on the Executive’s Termination of Service (as defined in the 2006 LTIP).

(b) Annual Awards. The Executive shall continue to be eligible for participation in the 2006 LTIP and any successor thereto (the “LTIP”). Starting in 2009, the Committee shall make annual grants to the Executive under the LTIP during the Term of Employment. The types of awards comprising each annual grant (e.g., options, restricted stock, performance incentive units, etc.) shall be determined by the Committee, in its sole discretion. The aggregate value of the awards comprising each such annual grant shall not be less than 115% of the Executive’s base salary at the time of the grant. For purposes of determining the value of an award based on performance criteria, the mid/target value of the award shall be used. The value of awards not payable in cash shall be determined by the Committee, in its sole discretion, using a method (or methods) generally recognized for accounting purposes.

3.4 Vacation. During the Term of Employment, the Executive shall be entitled to four weeks of vacation each calendar year without reduction in base salary.

3.5 Other Benefits.

(a) In General. During the Term of Employment, the Executive shall be entitled to participate in the Company’s employee benefit plans that are generally available to the Company’s employees from time to time including, but not limited to, the Quaker Chemical Corporation Pension Plan (under which benefit accruals are frozen), the Quaker Chemical Corporation Retirement Savings Plan, the group medical, dental and life insurance plans, the disability (short and long-term) plan, and the flexible spending account plan.

(b) Executive Retirement Programs. The Executive shall be entitled to the benefit he has accrued under the Quaker Chemical Corporation Deferred Compensation Plan (to the extent such benefit has not already been distributed to the Executive) in accordance with the terms of such Plan and the Executive’s elections thereunder. During the Term of Employment, the Executive shall be entitled to continue participation in the Quaker Chemical Corporation Supplemental Retirement Income Program, as amended and restated effective January 1, 2005 and as amended from time to time thereafter (to the extent amendment is permitted under the terms of such Program) (the “SRIP”).

(c) Business Club. The Company shall reimburse the Executive for the cost of his membership fees and dues in one business club in the Philadelphia area during the Term of Employment.

(d) Expense Reimbursement. During the Term of Employment, the Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with the performance of his duties upon receipt of itemized vouchers and such other supporting information as the Company may reasonably require.

(e) Tax Preparation and Financial Planning Expenses. The Company shall reimburse the Executive up to $8,000 per calendar year for annual tax preparation and financial planning services.

SECTION 4. TERMINATION OF EMPLOYMENT

4.1 Death of Executive. If the Executive dies during the Term of Employment, the Company shall not thereafter be obligated to make any further payments under this Agreement except for amounts accrued as of the date of the Executive’s death, and except that the Company shall pay a single-sum cash death benefit to the Executive’s Beneficiary equal to 200% of the annual rate of the Executive’s base salary as in effect on the day before the Executive’s death. If a higher death benefit (as a multiple of base salary) is provided to each of the Company’s executive officers, the Executive shall be entitled to the higher benefit in lieu of the benefit stated in the preceding sentence. Such single-sum payment shall be paid within 30 days of the Executive’s death. “Beneficiary” shall mean the person designated by the Executive to receive benefits under this Agreement in a writing filed by the Executive with the Company’s human resources department before the Executive’s death or, if the Executive fails to designate a beneficiary or the designated beneficiary predeceases the Executive, the Executive’s Beneficiary shall be his surviving spouse or, if the Executive has no surviving spouse, his estate.

4.2 Disability of Executive. If the Executive is unable to perform his duties hereunder by reason of disability as defined in the Company’s Long-Term Disability Plan (“Disability”), then the Board shall have the right to terminate the Executive’s employment upon 30 days prior written notice to the Executive at any time during the continuation of such Disability. In the event the Executive is terminated pursuant to this Section 4.2, the Company shall not thereafter be obligated to make any further payments under this Agreement except for amounts accrued as of the date of such termination, and except that the Executive shall receive supplemental disability payments. Such supplemental disability payments shall be paid to the Executive after the Executive’s Separation from Service (as defined in Section 4.4) at the same time that disability payments are due to be paid to the Executive under the Company’s Long-Term Disability Plan and each such payment shall be equal to the excess of (a) the amount that would be payable under the Company’s Long-Term Disability Plan (disregarding any withholding) if the Executive elected a benefit of 50% of applicable pay and such plan did not limit the dollar amount of periodic payments thereunder, over (b) the amount that would be payable under the Company’s Long-Term Disability Plan (disregarding any withholding) if the Executive elected a benefit of 50% of applicable pay. The “Company’s Long-Term Disability Plan” shall mean the long-term disability plan maintained by the Company for employees generally; provided, however, that if the Company does not maintain such a long-term disability plan at the time of the Executive’s termination under this Section 4.2, or terminates such plan after the Executive’s termination of employment but before all disability payments have been paid to the Executive under the terms of such plan as in effect prior to its termination, (x) the “Company’s Long-Term Disability Plan” shall mean the long-term disability plan most recently maintained by the Company for employees generally, and (y) the amount determined under subsection (b) shall equal zero dollars ($0). Such supplemental disability payments shall be payable from the Company’s general assets or, if the Company so elects, from a supplemental disability policy purchased by the Company.

4.3 Termination for Cause. The Company shall have the right to terminate the Executive’s employment hereunder for Cause. “Cause” shall mean (a) the Executive’s willful and material breach of the terms of this Agreement (after having received notice thereof and a reasonable opportunity to cure or correct), (b) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of the Executive’s duties hereunder which is materially injurious to the Company, or (c) conviction of the Executive or plea by the Executive of guilty to a felony, such Cause to be determined, in each case, by a resolution approved by at least two-thirds of the Board after having afforded the Executive a reasonable opportunity to appear before the Board and present his position. In the event the Executive is terminated pursuant to this Section 4.3, the Company shall not thereafter be obligated to make any further payments hereunder other than amounts accrued under this Agreement as of the date of such termination.

4.4 Termination without Cause.

(a) Severance Benefits. Subject to subsection (c), the Executive shall be entitled to the payments and benefits set forth in this subsection if (I) the Executive incurs a Separation from Service (as defined below) by action of the Company (including by reason of the Company having given the Executive notice of non-renewal under Section 2.1) for any reason other than Cause or the death or Disability of the Executive, (II) such Separation from Service is not a Covered Termination (as defined in the Change in Control Agreement entered into between the Executive and the Company as of July 1, 2008 or any successor thereto), and (III) such Separation from Service occurs before July 1, 2023 (the fifteenth anniversary of the effective date of this Agreement).

(i) Within 30 days after such Separation from Service, the Company shall pay the Executive all amounts accrued under Section 3 of this Agreement as of the date of such Separation from Service.

(ii) Commencing on the 60th day after such Separation from Service, the Company shall pay to the Executive a severance allowance in eighteen monthly installments. Each monthly installment shall be equal to one-eighteenth (1/18th) of 150% of the sum of (A) the Executive’s annual rate of base salary under Section 3.1 (at the rate in effect on such Separation from Service), and (B) the average of the aggregate annual amounts paid to the Executive in the Applicable Three-Year Period under all applicable annual incentive compensation plans maintained by the Company and its affiliates (other than compensation relating to relocation expense, the grant, exercise, or settlement of stock options, restricted stock or performance incentive units or the sale or other disposition of shares received upon exercise or settlement of such awards); provided, however, that in determining the average amount paid under such annual incentive compensation plans during the Applicable Three-Year Period, there shall be excluded any year in which no amounts were paid to the Executive under such annual incentive compensation plans. The Applicable Three-Year Period shall be (A) if the Executive has received an annual incentive compensation plan payment in the calendar year of his Separation from Service, the calendar year in which such Separation from Service occurs and the two preceding calendar years, or (B) in any other case, the three calendar years preceding the calendar year in which the Executive’s Separation from Service occurs. In the event the Executive dies after his Separation from Service under circumstances described in subsection (a) and before receiving eighteen monthly installments, the remainder of such installments shall be paid to the Executive’s Beneficiary on the date they would have been paid to the Executive had he survived. The right to such monthly payments shall be treated as a right to a series of separate payments for purposes of §409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) During the eighteen month period following such Separation from Service the Executive shall be entitled to participate in the medical and dental plans generally available to the Company’s employees on the same basis as would have been applicable to the Executive had the Separation from Service not occurred, except that any premiums the Executive is required to pay shall be paid on an after-tax basis.

(iv) For purposes of determining the Executive’s benefit under the SRIP, (A) the severance allowance payable under paragraph (ii) (without regard to Section 5.1) shall be taken into account in determining the Executive’s salary plus bonus under the Prior SRIP, Compensation and Average Annual Compensation (as such terms are defined in the SRIP), (B) for purposes of determining the Executive’s years of employment under the Prior SRIP and Years of Service (as such terms are defined in the SRIP) the Executive shall be treated as if he were employed 18 months before his actual date of hire, and (C) for purposes of determining the Executive’s age under the SRIP (including the Prior SRIP), eighteen (18) months shall be added to the Executive’s age.

(b) Separation from Service. “Separation from Service” shall mean the Executive’s separation from service with the Company and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

(c) Release. Notwithstanding the foregoing, if the Company provides a Release to the Executive, the Executive shall not be entitled to any payments under Section 4.4(a)(ii) unless the Executive executes the Release within 45 days of the later of the date he receives the Release or his Separation from Service, and Executive does not revoke the Release. “Release” shall mean a release (in a form satisfactory to the Company) of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company and its affiliates, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued a benefit) that the Company provides to the Executive no later than three days after the date of the Executive’s Separation from Service.

(d) No Further Obligations. In the event the Executive is terminated pursuant to this Section 4.4, except for the provisions of this Section 4.4, the Company shall have no further obligation to the Executive hereunder.

4.5 Voluntary Termination. In the event the Executive’s employment is voluntarily terminated by the Executive (including by reason of the Executive having given the Company notice of non-renewal under Section 2.1), the Company shall not be obligated to make any further payments to the Executive under this Agreement other than amounts accrued as of the date of the Executive’s termination.

SECTION 5. CERTAIN CODE §409A RULES

5.1 Six-Month Delay. Notwithstanding any provision of this Agreement to the contrary, any payment or benefit under this Agreement that constitutes deferred compensation subject to Code §409A and for which the payment event is Separation from Service shall not be made or provided before the date that is six months after the date of the Executive’s Separation from Service. Any payment or benefit that is delayed pursuant to this Section 5.1 shall be made or provided on the first business day of the seventh month following the month in which the Executive’s Separation from Service occurs. With respect to any cash payment delayed pursuant to this Section, the first payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Executive’s Separation from Service (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this Section 5.1 through the date payment is made. The provisions of this Section 5.1 shall apply only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Code §409A.

5.2 Reimbursement and In-Kind Benefits. Notwithstanding any provision of this Agreement to the contrary, with respect to in-kind benefits provided or expenses eligible for reimbursement under this Agreement which are subject to Code §409A, (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as otherwise provided in Treas. Reg. §1.409A-3(i)(1)(iv)(B), and (ii) the reimbursement of an eligible expense shall be made as soon as practicable after the Executive requests such reimbursement (subject to Section 5.1), but not later than the December 31 following the calendar year in which the expense was incurred.

5.3 Interpretation and Construction. This Agreement is intended to comply with Code §409A and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Code §409A.

SECTION 6. RESTRICTIVE COVENANTS

6.1 Confidential Information. The Executive acknowledges that information concerning the method and conduct of the Company’s (and any affiliate’s) business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of the Company’s (and any affiliate’s) manuals, documents, notes, letters, records, and computer programs (“Proprietary Business Information”), are the sole and exclusive property of the Company (and/or the Company’s affiliates, as the case may be) and are likely to constitute, contain or reveal trade secrets (“Trade Secrets”) of the Company (and/or the Company’s affiliate’s, as the case may be). The term “Trade Secrets” as used herein does not include Proprietary Business Information that is known or becomes known to the public through no act or failure to act on the part of the Executive, or which can be clearly shown by written records to have been known by the Executive prior to the commencement of his employment with the Company.

(a) The Executive agrees that at no time during or following his employment with the Company will he use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets.

(b) Upon termination of the Executive’s employment with the Company regardless of the reason for the termination of the Executive’s employment hereunder, or at any other time upon the Company’s request, the Executive agrees to forthwith surrender to the Company any and all materials in his possession or control which constitute or contain any Proprietary Business Information.

6.2 Noncompetition. The Executive agrees that during his employment and for a period of eighteen (18) months thereafter, regardless of the reason for the termination of the Executive’s employment, he will not:

(a) directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of specialty chemical products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by the Company (or any of its affiliates);

(b) directly or indirectly recruit, solicit or encourage any employee of the Company (or any of its affiliates) or otherwise induce such employee to leave the employ of the Company (or any of its affiliates) or to become an employee or otherwise be associated with his or any firm, corporation, business or other entity with which he is or may become associated; or

(c) solicit, directly or indirectly, for himself or as agent or employee of any person, partnership, corporation, or other entity (other than for the Company), any then or former customer, supplier, or client of the Company with the intent of actively engaging in business which would cause competitive harm to the Company (or any of its affiliates).

6.3 Severability. The Executive acknowledges and agrees that all of the foregoing restrictions are reasonable as to the period of time and scope. However, if any paragraph, sentence, clause, or other provision is held invalid or unenforceable by a court of competent and relevant jurisdiction, such provision shall be deemed to be modified in a manner consistent with the intent of such original provision so as to make it valid and enforceable, and this Agreement and the application of such provision to persons and circumstances other than those with respect to which it would be invalid or unenforceable shall not be affected thereby.

6.4 Remedies. The Executive agrees and recognizes that in the event of a breach or threatened breach of the provisions of the restrictive covenants contained in this Section 6, the Company may suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs or is threatened, the Company shall be entitled to seek equitable remedies, including injunctive relief in any court of applicable jurisdiction. In the event of any breach of the restrictive covenant contained in this Section 6, the term of the restrictive covenant specified herein shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease. Furthermore, if a court or arbitration panel determines that the Executive has breached any of the provisions of this Section 6, the Company’s obligations to pay amounts under this Agreement to the Executive (and his Beneficiary) shall immediately terminate.

SECTION 7. MISCELLANEOUS

7.1 Withholding. Notwithstanding any provision of this Agreement to the contrary, the Company may, to the extent required by law, withhold applicable Federal, state and local income and other taxes from any payments due to the Executive hereunder.

7.2 Litigation. At the request of the Company, the Executive shall during and after the Term of Employment render reasonable assistance to the Company in connection with any litigation or other proceeding involving the Company or any of its affiliates. The Company shall provide reasonable compensation to the Executive for such assistance rendered after the Term of Employment.

7.3 Assignment; Benefit.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive, by operation of law, or otherwise without the prior written consent of the Company otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; provided, however, that no assignment of this Agreement by the Company, by operation of law, or otherwise shall relieve it of its obligations hereunder except an assignment of this Agreement to, and its assumption by, a successor pursuant to subsection (c).

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, but, irrespective of any such assignment or assumption, this Agreement shall inure to the benefit of and be binding upon such a successor.

7.4 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by facsimile (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)	If to Company:

Quaker Chemical Corporation
One Quaker Park
901 Hector Street
Conshohocken, PA 19428-0809

(b)	If to the Executive:

Michael F. Barry
549 South Heilbron
Media, PA 19063

7.5 Entire Agreement; Modification; Advice of Counsel.

(a) This Agreement supersedes the Employment Agreement entered into between the Executive and the Company in 1998, which agreement shall be null and void as of July 1, 2008. Except for the Change in Control Agreement entered into between the Executive and the Company as of July 1, 2008, this Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto.

(b) The Company reserves the right to unilaterally amend this Agreement without the consent of the Executive to the extent the Company (in its sole discretion) determines is necessary or appropriate to avoid the additional tax under Code §409A(a)(1)(B); otherwise, this Agreement may not be altered or amended except by an agreement in writing executed by the Company and the Executive. Neither the failure nor any delay on the part of any party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy with respect to such occurrence or with respect to any other occurrence.

(c) The Executive acknowledges that he has been afforded an opportunity to consult with his counsel with respect to this Agreement.

7.6 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law.

7.7 Indemnification. The Company shall defend and hold the Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or action of the Executive as a director, officer or employee of the Company or any parent, subsidiary or affiliate of the Company, or of any other person or enterprise at the Company’s request. Expenses incurred by the Executive in defending such a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of the Executive to repay said amount unless it shall ultimately be determined that the Executive is entitled to be indemnified hereunder; provided, however, that this shall not apply to a nonderivative action commenced by the Company against the Executive.

7.8 Headings; Counterparts. The headings of sections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf and attested by its Secretary or Assistant Secretary, all as of the day and year first above written.

QUAKER CHEMICAL CORPORATION

By:	/s/ Robert H. Rock
Robert H. Rock, Chairman
Compensation/Management Development Committee

EXECUTIVE

/s/ Michael F. Barry
Michael F. Barry

ATTEST:

/s/ D. Jeffry Benoliel
D. Jeffry Benoliel